UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2009

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois		60517
(Address of principal executive offices)		(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.                 Unregistered Sales of Equity Securities.

In September 2008, Advanced Life Sciences Holdings, Inc. (the “Company) entered into a Standby Equity Distribution Agreement (“SEDA”), with an accredited investor, YA Global Investments, L.P. (“YA Global”), an affiliate of Yorkville Advisors, for the sale of up to $15.0 million of shares of our common stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of our common stock to YA Global at a discount to market of 5%.  As previously disclosed in its 2008 Annual Report on Form 10-K, the Company had issued 781,377 shares to YA Global as of February 9, 2009, and received $0.2 million in proceeds through the usage of the SEDA facility.

Between February 13, 2009 and April 6, 2009, the Company issued an additional 2,318,256 shares to YA Global, which represents 5.57% of the shares outstanding as of date that the Company filed its 10-K.  Sales made on April 6, 2009 caused the Company to exceed the 5% threshold that triggers the reporting requirement of this item.  As a result of these issuances, the Company has received $0.5 million in proceeds through the usage of the SEDA facility.  The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: April 10, 2009	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer